MidSouth Bancorp, Inc. Reports First Quarter 2007 Earnings

    LAFAYETTE, La., April 26 /PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (Amex: MSL) today reported earnings of $1,946,000 for the first quarter ended March 31, 2007, an increase of 7.0% over net income of $1,819,000 reported for the first quarter of 2006 and an increase of 11.3% over net income of $1,749,000 reported for the fourth quarter of 2006. A decrease in the provision for loan losses of $320,000 was responsible for the positive change in earnings in quarterly comparison. Diluted earnings per share for the first quarter of 2007 were $0.31, an increase of 7.6% over the $0.29 per share for the first quarter of 2006 and 10.7% above the $0.28 per share for the fourth quarter of 2006. These amounts reflect a five-for-four (25%) stock dividend distributed on October 23, 2006.
    Revenues for the Company, defined as net interest income and non-interest income, increased $1,361,000 for the first quarter of 2007 compared to the first quarter of 2006. A $1,583,000 increase in non-interest expenses attributed to franchise expansion offset the improvement in revenues.
    Rusty Cloutier, President and Chief Executive Officer of MidSouth Bancorp, Inc., commented, "We are pleased to report a 13.07% return on equity and a 7.0% increase in earnings for our shareholders in the first quarter of 2007, despite a market environment of shrinking net interest margins and intense competition for loans and deposits. The execution of our growth plan, adding 7 branches in existing and new markets over the next 12 months, will continue to impact earnings in the short-term, but is the key to building long-term shareholder value."
    The Company's total assets ended the first quarter of 2007 at $814.7 million, an 8.8% increase over the $748.6 in total assets recorded at March 31, 2006. Deposits were $728.8 million as of March 31, 2007, compared to $674.4 million on March 31, 2006, an increase of $54.4 million, or 8.1%. Total loans were $510.6 million, an increase of $59.4 million, or 13.2%, from $451.2 million as of March 31, 2006. Credit quality remained strong, as nonperforming assets to total assets were 0.28% for the first quarter of 2007, compared to 0.29% for the fourth quarter of 2006 and 0.26% for the first quarter of 2006.
    "Asset quality is always top priority," said Cloutier. "We have worked hard to continue double-digit loan growth in year-over-year comparison, while maintaining sound underwriting practices that enhance credit quality."
    In linked-quarter comparison loans grew $11.5 million, most of which was added late in the quarter. Loan growth slowed in the fourth quarter 2006 and for most of the first quarter 2007 as a result of higher levels of prepayments due to sales of customers' businesses, higher levels of liquidity and cash flow reported by customers, and highly competitive pricing.
    Addressing expectations for loan growth for the remainder of 2007, Cloutier added, "We are optimistic about the pipeline at the end of the first quarter 2007 and the positive demographic and economic data recently reported in the markets we serve."

    Earnings Analysis
    Net Interest Income. Net interest income totaled $8,354,000 for the first quarter of 2007, an increase of 12.9%, or $957,000, from the $7,397,000 reported for the first quarter of 2006. The improvement in net interest income resulted primarily from an increase of $81.3 million in average earning assets. Total interest income from earning assets increased $2.4 million for the first quarter of 2007 compared to 2006. The volume increase in earning assets was supported by a 71 basis points increase in the yield on loans, from 8.20% to 8.91%, and a 30 basis point increase in the taxable-equivalent yield on investment securities, from 4.63% to 4.93%, in quarterly comparison. Yields on loans improved as the Prime rate increased 50 basis points over the past twelve months and adjusted rates on a portion of MidSouth Bancorp's loan portfolio that floats with changes in Prime.

    The impact of increased interest income on earnings was partially offset by the increased volume and cost of interest-bearing liabilities realized in quarterly comparison. A $77.0 million increase in average volume and a 63 basis point increase in the average rate paid on interest-bearing liabilities resulted in a $1.5 million increase in interest expense for the first quarter of 2007 compared to the first quarter 2006. The average rate paid on interest-bearing liabilities increased to 3.66% from 3.03%, respectively. Growth in interest-bearing liabilities was primarily in money market and NOW checking deposit products paying competitive market rates of interest.
    In linked-quarter comparison, the increase in average earning assets was held to $6.2 million as a result of the slowed loan growth for most of the first quarter of 2007. The average yield on earning assets improved 14 basis points. The average volume of interest-bearing liabilities increased $11.5 million in linked-quarter comparison and the average yield on interest- bearing liabilities increased 9 basis points. As a result, net interest income decreased $96,000 despite a 3 basis point improvement in the taxable equivalent net yield on earning assets, from 4.83% for the fourth quarter of 2006 to 4.86% for the first quarter of 2007.

    Non-interest income. Non-interest income for the first quarter of 2007 totaled $3.2 million, or 14.2% above the $2.8 million earned in the first quarter of 2006 and 7.9% above the $3.0 million earned in the fourth quarter of 2006. The increases from prior year and linked-quarter comparisons resulted primarily from increases in fee income from service charges on deposit accounts, including non-sufficient funds ("NSF") fees, due to increased activity on the accounts.

    Operating Expenses. Non-interest expenses increased $1.6 million in the first quarter 2007 compared to the first quarter 2006 primarily due to increased salaries and benefits costs. The number of full-time equivalent employees increased from 339 at March 31, 2006 to 387 at March 31, 2007 as a result of franchise expansion and recruitment of talented leaders to support the expansion. Additional increases were recorded in occupancy and data processing expenses, professional fees, marketing costs, and other growth- related expenses.
    In linked-quarter comparison non-interest expenses remained relatively unchanged, as increased salaries and benefits costs were offset by decreases primarily in occupancy expense, marketing costs, and education and travel expenses. The decrease in occupancy expense is due to an impairment loss of $248,000 recorded in the fourth quarter of 2006. An impairment charge was taken on existing network and phone assets as the company began upgrading its communications equipment and network capabilities to support business growth and additional locations. The total cost of the initiative approximates $2,200,000. The network will tie all locations together for voice and data communications and is expected to be completed in the second quarter of 2007.

    Asset Quality. At March 31, 2007, nonperforming assets totaled $2,271,000 or 0.28% of total assets, as compared to $1,921,000, or 0.26% of total assets, recorded at March 31, 2006. Nonperforming assets decreased $43,000 in linked-quarter comparison. Allowance coverage for nonperforming assets was 215.76% at March 31, 2007. Net year-to-date charge-offs were 0.02% of total loans for the first quarter of 2007, compared to 0.01% at March 31, 2006, and 0.05% at December 31, 2006.
    Continued strong credit quality ratios, supported by management's most recent analysis of the ALLL, indicated that the ALLL/total loans ratio of .96% was appropriate at March 31, 2007. Accordingly, no provision expense for loan losses was recorded in the first quarter 2007, compared to $320,000 in provision expense recorded for the first quarter of 2006 and $180,000 recorded for the fourth quarter of 2006.

    Franchise Growth. In 2007, the Company plans to continue its expansion in southern Louisiana as well as solidifying and expanding its banking presence and commercial lending base throughout Houston and southeast Texas. Cloutier commented, "We are continually receptive to new growth opportunities in both our existing markets and locations that are in accordance with our long-term strategic goal of building shareholder wealth. Over the next twelve months, we will add several branches to service our customers throughout south Louisiana and southeast Texas."
    Two branches are planned to open in the Baton Rouge market in late May 2007 and January of 2008. A new branch in Cutoff and a second branch in Lake Charles are scheduled to open in July and November 2007, respectively. In the existing Texas markets, new locations in both Conroe and College Station are scheduled to open in August and November, respectively. Expansion into the Houston market will be anchored with a new branch on the Sam Houston Parkway anticipated to open in May 2007.

    MidSouth Bancorp, Inc. is a two-bank holding company headquartered in Lafayette, Louisiana whose wholly-owned active subsidiaries are MidSouth Bank, N.A., also headquartered in Lafayette, and MidSouth Bank, headquartered in Beaumont, Texas. The MidSouth franchise consists of 29 branches throughout south Louisiana and southeast Texas. MidSouth's common stock is traded on the American Stock Exchange under the symbol MSL.
    The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company's anticipated future financial performance. This act protects a company from unwarranted litigation if actual results differ from management expectations. This press release reflects management's current views and estimates of future economic circumstances, industry conditions, MidSouth's performance and financial results. A number of factors and uncertainties could cause actual results to differ from anticipated results and expectations.

    MIDSOUTH BANCORP, INC. and SUBSIDIARIES
    Condensed Consolidated Financial Information (unaudited)
    (in thousands except per share data)

                                     For the Quarter Ended
                                    March 31,        %        Dec. 31,    %
    EARNINGS DATA                2007       2006    Chg         2006     Chg
    Total interest income     $13,442    $11,035    21.8%    $13,405     0.3%
    Total interest expense      5,088      3,638    39.9%      4,955     2.7%
    Net interest income         8,354      7,397    12.9%      8,450    -1.1%
    Provision for loan
     losses                         -        320  -100.0%        180  -100.0%
    Non-interest income         3,247      2,843    14.2%      3,010     7.9%
    Non-interest expense        9,079      7,496    21.1%      9,070     0.1%
    Provision for income
     tax                          576        605    -4.8%        461    24.9%
    Net income                 $1,946     $1,819     7.0%     $1,749    11.3%

    PER COMMON SHARE DATA
    Basic earnings per
     share                      $0.31      $0.30     3.3%      $0.28    10.7%
    Diluted earnings per
     share                      $0.31      $0.29     7.6%      $0.28    10.7%

    Book value at end of
     period                     $9.83      $8.67    13.4%      $9.58     2.6%
    Market price at end of
     period                    $27.02     $22.92    17.9%     $31.16   -13.3%
    Weighted avg shares
     outstanding
       Basic                6,240,259  6,176,613     1.0%  6,230,314     0.2%
       Diluted              6,329,813  6,349,699    -0.3%  6,351,208    -0.3%

    AVERAGE BALANCE SHEET
     DATA
    Total assets             $803,458   $717,159    12.0%   $796,305     0.9%
    Earning assets            731,564    650,252    12.5%    725,384     0.9%
    Loans and leases          500,271    443,610    12.8%    498,681     0.3%
    Interest-bearing
     deposits                 541,808    468,757    15.6%    529,741     2.3%
    Total deposits            717,808    642,368    11.7%    709,703     1.1%
    Total stockholders'
     equity                    60,372     53,706    12.4%     59,369     1.7%

    SELECTED RATIOS         3/31/2007  3/31/2006          12/31/2006
    Return on average
     assets                     0.98%      1.03%    -4.5%      0.87%    12.7%
    Return on average total
     equity                    13.07%     13.74%    -4.8%     11.69%    11.8%
    Return on average
     realized equity (1)       12.82%     13.46%    -4.8%     11.49%    11.6%
    Average equity to
     average assets             7.51%      7.49%     0.3%      7.46%     0.8%
    Leverage capital ratio      8.50%      8.48%     0.2%      8.34%     1.9%
    Taxable-equivalent net
     interest margin            4.86%      4.80%     1.2%      4.83%     0.6%

    CREDIT QUALITY
    Allowance for loan
     losses as a %
      of total loans            0.96%      1.03%    -6.8%      1.00%    -4.0%
    Nonperforming assets to
     total assets               0.28%      0.26%     7.7%      0.29%    -3.4%
    Net YTD charge-offs to
     total loans                0.02%      0.01%   100.0%      0.05%   -60.0%

     (1) Excluding net unrealized gain (loss) on securities available for sale.

    MIDSOUTH BANCORP, INC. and SUBSIDIARIES
    Condensed Consolidated Financial Information (unaudited)
    (in thousands except per share data)


                                      Period Ended       %   Period Ended   %
    BALANCE SHEET                  Mar. 31,   Mar. 31,  Chg    Dec. 31,    Chg
    Assets                           2007       2006               2006
    Cash and cash equivalents    $ 55,027   $ 66,750   -17.6%  $ 57,404     4.3%
    Securities available-for-
     sale                         182,285    165,411    10.2%   180,674    -0.9%
    Securities held-to-maturity    13,404     18,368   -27.0%    15,901    18.6%
         Total investment
          securities              195,689    183,779     6.5%   196,575     0.5%
    Total loans                   510,561    451,162    13.2%   499,046    -2.3%
    Allowance for loan losses      (4,900)    (4,652)    5.3%    (4,977 )   1.6%
         Loans, net               505,661    446,510    13.2%   494,069    -2.3%
    Premises and equipment         31,488     27,003    16.6%    30,609    -2.8%
    Goodwill and other
     intangibles                    9,905     10,174    -2.6%     9,957     0.5%
    Other assets                   16,890     14,344    17.7%    16,408    -2.9%

         Total assets            $814,660   $748,560     8.8%  $805,022    -1.2%

    Liabilities and
      Stockholders' Equity
    Non-interest bearing
     deposits                    $180,435   $182,324    -1.0%  $182,596     1.2%
    Interest bearing deposits     548,404    492,055    11.5%   533,584    -2.7%
       Total deposits             728,839    674,379     8.1%   716,180    -1.7%
    Securities sold under
      agreements to repurchase
      and FHLB borrowings           4,791      2,911    64.6%    10,125   111.3%
    Junior subordinated
     debentures                    15,465     15,465     0.0%    15,465     0.0%
    Other liabilities               3,889      2,159    80.1%     3,509    -9.8%
         Total liabilities        752,984    694,914     8.4%   745,279    -1.0%
    Total shareholders' equity     61,676     53,646    15.0%    59,743    -3.1%
         Total liabilities and
           shareholders' equity  $814,660   $748,560     8.8%  $805,022    -1.2%

    MIDSOUTH BANCORP, INC. and SUBSIDIARIES
    Condensed Consolidated Financial Information (unaudited)
    (in thousands except per share data)

                                     Three Months Ended
    INCOME STATEMENT                March  31,        %    Dec. 31,      %
                                  2007     2006      Chg     2006       Chg

    Interest income              $13,442  $11,035    21.8%  $13,405     0.28%
    Interest expense               5,088    3,638    39.9%    4,956     2.66%
         Net interest income       8,354    7,397    12.9%    8,449    -1.12%
    Provision for loan losses         --      320  -100.0%      180  -100.00%
    Service charges on
      deposit accounts             2,306    1,927    19.7%    2,197     4.96%
    Gains on securities,net           --       --                --
    Other charges and fees           941      916     2.7%      813    15.74%
         Total non-interest
          income                   3,247    2,843    14.2%    3,010     7.87%
    Salaries and employee
      benefits                     4,787    3,786    26.4%    4,357     9.87%
    Occupancy expense              1,715    1,486    15.4%    1,655     3.63%
    Intangible amortization           52       82   -36.6%       52     0.00%
    Other non-interest expense     2,525    2,142    17.9%    3,006   -16.00%
         Total non-interest
          expense                  9,079    7,496    21.1%    9,070     0.10%
    Income before income taxes     2,522    2,424     4.0%    2,209    14.17%
    Provision for income taxes       576      605    -4.8%      460    25.22%
    Net income                   $ 1,946  $ 1,819     7.0%  $ 1,749    11.26%

    Earnings per share, diluted    $0.31    $0.29     6.9%    $0.28    10.71%



    MIDSOUTH BANCORP, INC. and SUBSIDIARIES
    Condensed Consolidated Financial Information (unaudited)
    (in thousands except per share data)

    INCOME STATEMENT               First   Fourth    Third   Second    First
    Quarterly Trends              Quarter  Quarter  Quarter  Quarter  Quarter
                                   2007     2006      2006     2006     2006

    Interest income               $13,442  $13,405  $13,104  $12,691  $11,035
    Interest expense                5,088    4,955    4,662    4,396    3,638
         Net interest income        8,354    8,450    8,442    8,295    7,397
    Provision for loan losses           -      180       50      300      320
    Net interest income after
      provision for loan losses     8,354    8,270    8,392    7,995    7,077
    Total non-interest income       3,247    3,010    3,414    3,071    2,843
    Total non-interest expense      9,079    9,070    8,489    8,069    7,496
    Income before income taxes      2,522    2,210    3,317    2,997    2,424
    Income taxes                      576      461      900      762      605
    Net income                    $ 1,946  $ 1,749  $ 2,417  $ 2,235  $ 1,819

    Earnings per share, basic       $0.31    $0.28    $0.39    $0.36    $0.30
    Earnings per share, diluted     $0.31    $0.28    $0.38    $0.35    $0.29
    Book value per share            $9.83    $9.58    $9.41    $8.78    $8.67
    Return on Average Equity       13.07%   11.69%   16.98%   16.48%   13.74%

    MIDSOUTH BANCORP, INC. and SUBSIDIARIES
    Condensed Consolidated Financial Information (unaudited)
    (in thousands except per share data)

    Asset Quality Data               Period Ended      %       Period Ended
                                  Mar. 31,   Mar. 31, Chg   Dec. 31, Sept. 30,
                                    2007      2006            2006     2006

    Nonaccrual loans              $  1,574  $   672  134.2%  $ 1,793  $   501
    Loans past due 90
      days and over                    481    1,127  -57.3%       98    1,789
    Total nonperforming loans        2,055    1,799   14.2%    1,891    2,290
    Other real estate owned            158       68  132.4%      368       24
    Other foreclosed assets             58       54    7.4%       55       58
    Total nonperforming assets    $  2,271  $ 1,921   18.2%  $ 2,314  $ 2,372

    Nonperforming assets to
      total assets                   0.28%    0.26%    7.7%    0.29%    0.31%
    Nonperforming assets to
      total loans + OREO + other
      foreclosed assets              0.44%    0.43%    2.3%    0.46%    0.48%
    ALL to nonperforming assets    215.76%  242.16%  -10.9%  215.08%  207.00%
    ALL to nonperforming loans     238.44%  258.59%   -7.8%  263.19%  214.41%
    ALL to total loans               0.96%    1.03%   -6.9%    1.00%    0.99%

    Year-to-date charge-offs      $     95  $   132  -28.0%  $   542  $   381
    Year-to-date recoveries             18      109  -83.5%      314      266
    Year-to-date net charge-offs $ 77 $ 23 234.8% $ 228 $ 115 Net YTD charge-offs to total
     loans                           0.02%    0.01%  300.0%    0.05%    0.02%



    MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
    YIELD ANALYSIS (UNAUDITED)

    (in thousands)                        Three Months Ended                  Three Months Ended
                                               31-Mar-07                           31-Mar-06
                                                Tax                                  Tax
                                   Average    Equivalent     Yield/     Average    Equivalent     Yield/
                                   Balance     Interest       Rate      Balance     Interest      Rate

Taxable securities                   85,373          981      4.60%       85,638          917      4.28%
Tax-exempt securities               109,859        1,435      5.22%       81,630        1,020      5.00%
Equity securities                     2,511           22      3.50%        2,025           24      4.74%
Federal Funds Sold                   33,550          430      5.20%       37,349          406      4.41%
Loans and leases                    500,271       10,993      8.91%      443,610        8,964      8.20%
Total interest earning
 assets                             731,564       13,861      7.68%      650,252       11,331      7.07%
Noninterest earning
 assets                              71,894                               66,907
Total assets                     $  803,458                           $  717,159

Interest bearing
 liabilities:
Deposits                         $  541,808   $    4,682      3.50%   $  468,757   $    3,304      2.86%
Repurchase agreements
 and federal
       funds purchased                4,346           49      4.57%        2,038           20      3.98%
   Short term borrowings              1,593           27      6.87%           --           --      0.00%
Junior subordinated
 debentures                          15,465          330      8.65%       15,465          314      8.23%
Total interest bearing
 liabilities                        563,212        5,088      3.66%      486,260        3,638      3.03%
Noninterest bearing
 liabilities                        179,874                              177,193
Shareholders' equity                 60,372                               53,706
Total interest bearing
 liabilities and
shareholders' equity             $  803,458                           $  717,159

Net interest income (TE)
 and margin                                   $    8,773      4.86%                $    7,693      4.80%


SOURCE  MidSouth Bancorp, Inc.
    -0-                             04/26/2007
    /CONTACT: C. R. Rusty Cloutier, President & CEO, or J. Eustis Corrigan, Jr., Chief Financial Officer, both of MidSouth Bancorp, Inc., +1-337-237-8343/
    (MSL)